UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                               Aircastle Limited
-----------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Shares, par value $0.01 per share
-----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   G0129K104
-----------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2010
-----------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     | | Rule 13d-1(b)

     | | Rule 13d-1(c)

     |X| Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page  2 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         DBD AC LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page  3 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Drawbridge DSO Securities LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page  4 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Drawbridge Special Opportunities Fund LP
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page  5 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Drawbridge Special Opportunities GP LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page  6 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         DBO AC LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page  7 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Drawbridge OSO Securities LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page  8 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Drawbridge Special Opportunities Fund Ltd.
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page  9 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Drawbridge Special Opportunities Advisors LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 10 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Drawbridge Global Macro Master Fund Ltd.
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
        Cayman Islands
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 11 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Drawbridge Global Macro Intermediate Fund LP
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 12 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         DBGM Associates LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 13 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Principal Holdings I LP
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 14 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         FIG Asset Co. LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 15 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Drawbridge Global Macro Fund Ltd.
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 16 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Drawbridge Global Macro Fund LP
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 17 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Drawbridge Global Macro GP LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 18 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Drawbridge Global Macro Advisors LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G
-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 19 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III Sub LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -3,664,581-
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -3,664,581-
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -3,664,581-
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.61% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 20 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III Sub Two LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -3,664,580-
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -3,664,580-
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -3,664,580-
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.61% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its
         Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 21 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III LP
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -7,329,161-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                    0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -7,329,161-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -7,329,161-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.22% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its
         Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-----------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of each of Fortress Investment Fund III Sub LLC and Fortress Investment Fund III Sub Two LLC

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 22 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III (Fund B) Sub LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -3,133,279-
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -3,133,279-
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -3,133,279-
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.94%(based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its
         Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 23 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III (Fund B) Sub Two LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -3,133,279-
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -3,133,279-
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -3,133,279-
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.94% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its
         Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 24 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III (Fund B) LP
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -6,266,558-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                   -6,266,558-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -6,266,558-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.89% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-----------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of each of Fortress Investment Fund III (Fund B) Sub LLC and Fortress Investment Fund III (Fund B) Sub Two LLC

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 25 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III (Fund C) Sub LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -1,310,392-
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -1,310,392-
         EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,310,392-
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.65%(based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its
         Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 26 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III (Fund C) LP
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -1,310,392-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -1,310,392-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,310,392-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.65% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its
         Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-----------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of each of Fortress Investment Fund III (Fund C) Sub LLC

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 27 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III (Fund D) Sub Ltd.
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -3,007,625-
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -3,007,625-
         EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -3,007,625-
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.78%(based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its
         Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 28 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III (Fund D) L.P.
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -3,007,625-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -3,007,625-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -3,007,625-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.78% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its
         Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-----------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of each of Fortress Investment Fund III (Fund D) Sub Ltd.

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 29 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III (Fund E) Sub Ltd.
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -211,265-
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -211,265-
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -211,265-
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 30 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III (Fund E) L.P.
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
                           -----------------------------------------------------
         SHARES
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -211,265-*
                           -----------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
                           -----------------------------------------------------
          EACH
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -211,265-*
                           -----------------------------------------------------
         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -211,265-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-----------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of each of Fortress Investment Fund III (Fund E) Sub Ltd.

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 31 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III (Coinvestment Fund A) Sub LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -616,255-
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -616,255-
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -616,255-
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 32 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III (Coinvestment Fund A) LP
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -616,255-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -616,255-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -616,255-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-----------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of each of Fortress Investment Fund III (Coinvestment Fund A) Sub LLC.

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 33 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III (Coinvestment Fund B) Sub LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -1,210,715-
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -1,210,715-
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,210,715-
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.52% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its
         Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 34 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III (Coinvestment Fund B) LP
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -1,210,715-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -1,210,715-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,210,715-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.52% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its
         Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-----------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of each of Fortress Investment Fund III (Coinvestment Fund B) Sub LLC

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 35 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III (Coinvestment Fund C) Sub LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -311,825-
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -311,825-
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -311,825-
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 36 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III (Coinvestment Fund C) LP
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -311,825-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -311,825-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -311,825-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-----------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of each of Fortress Investment Fund III (Coinvestment Fund C) Sub LLC

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 37 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III (Coinvestment Fund D) Sub Ltd.
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -1,486,206-
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -1,486,206-
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,486,206-
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.87% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its
         Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 38 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Fund III (Coinvestment Fund D) L.P.
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -1,486,206-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -1,486,206-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,486,206-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.87% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its
         Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-----------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of each of Fortress Investment Fund III (Coinvestment Fund D) Sub Ltd.

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 39 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Fund III GP LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -21,750,002-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -21,750,002-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -21,750,002-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         27.37% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its
         Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

* Solely in its capacity as the general partner of each of Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP and Fortress Investment Fund III (Coinvestment Fund
D) L.P.

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 40 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Management Fund GP (Holdings) LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -21,750,002-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -21,750,002-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -21,750,002-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         27.37% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its
         Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of Fortress Fund III GP
LLC.

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 41 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Partners Offshore Securities LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -50,875-
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -50,875-
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -50,875-
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 42 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Partners Master Fund L.P.
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -50,875-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -50,875-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -50,875-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-----------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of Fortress Partners Offshore Securities LLC.

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 43 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Partners Offshore Master GP LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -50,875-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -50,875-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -50,875-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its Form 10-Q that was filed with the U.S. Securities and
         Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-----------------------------------------------------------------------------

* Solely in its capacity as the general partner of Fortress Partners Master Fund L.P.

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 44 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Partners Securities LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     -235,000-
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     -235,000-
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -235,000-
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 45 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Partners Fund LP
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -235,000-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -235,000-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -235,000-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-----------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of Fortress Partners Securities LLC.

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 46 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Partners GP LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -235,000-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -235,000-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -235,000-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

* Solely in its capacity as the general partner of Fortress Partners Fund LP.

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 47 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Partners Advisors LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -285,875-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -285,875-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -285,875-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

* Solely in its capacity as the investment advisor of Fortress Partners Fund LP, Fortress Partners Master Fund L.P. and Fortress Partners Offshore Fund L.P.

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 48 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Principal Investment Holdings IV LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -285,875-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -285,875-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -285,875-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 1% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of Fortress Partners GP
LLC.

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 49 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         FIG LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -22,035,877-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -22,035,877-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -22,035,877-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         27.73% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its
         Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of Fortress Partners Advisors LLC, and the investment advisor of each of Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund
C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, Fortress Investment Fund III (Coinvestment Fund D) L.P.

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 50 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Operating Entity I LP
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -22,035,877-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -22,035,877-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -22,035,877-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         27.73% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its
         Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-----------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of each of FIG LLC and Fortress Principal Investment Holdings IV LLC.

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 51 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Operating Entity II LP*
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   0
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    0

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
-----------------------------------------------------------------------------

* Fortress Operating Entity II LP merged with Fortress Operating Entity I LP on December 31, 2009.

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 52 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         FIG Corp.
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -22,035,877-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -22,035,877-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -22,035,877-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         27.73% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         CO
-----------------------------------------------------------------------------

* Solely in its capacity as the general partner of Fortress Operating Entity I
LP.

                                                                    SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  G0129K104                                      Page 53 of 86 Pages
-----------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         Fortress Investment Group LLC
-----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |  |
                                                     (b)  |  |
-----------------------------------------------------------------------------
3        SEC USE ONLY
-----------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER
                                     0
         SHARES            --------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                   -22,035,877-*
                           --------------------------------------------------
        OWNED BY           7        SOLE DISPOSITIVE POWER
                                     0
          EACH             --------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
        REPORTING                    -22,035,877-*

         PERSON

          WITH
-----------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -22,035,877-*
-----------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)
-----------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         27.73% (based on 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010)
-----------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
-----------------------------------------------------------------------------

* Solely in its capacity as the holder of all the issued and outstanding shares of FIG Corp.

Item 1.

          (a)    Name of Issuer:

          The name of the issuer is Aircastle Limited (the "Issuer").

          (b)    Address of Issuer's Principal Executive Offices:

          The Issuer's principal executive offices are located at c/o Aircastle Advisor LLC, 300 Stamford Place, 5th Floor, Stamford Connecticut 06902.

Item 2.

          (a)    Name of Person Filing:

          This statement is filed by:

(i)       DBD AC LLC, a Delaware limited liability company;

(ii)      Drawbridge DSO Securities LLC, a Delaware limited liability company;

(iii) Drawbridge Special Opportunities Fund LP, a Delaware limited partnership,

(iv) Drawbridge Special Opportunities GP LLC, a Delaware limited liability company;

(v)       DBO AC LLC, a Delaware limited liability company;

(vi)      Drawbridge OSO Securities LLC, a Delaware limited liability;

(vii) Drawbridge Special Opportunities Fund Ltd., a Cayman Islands corporation;

(viii) Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company;

(ix) Drawbridge Global Macro Master Fund Ltd., a Cayman Islands corporation;

(x) Drawbridge Global Macro Intermediate Fund LP, a Cayman Islands limited partnership;

(xi)      DBGM Associates LLC, a Delaware limited liability company;

(xii)     Principal Holdings I LP, a Delaware limited partnership;

(xiii)    FIG Asset Co. LLC, a Delaware limited liability company;

(xiv)     Drawbridge Global Macro Fund Ltd., a Cayman Islands corporation;

(xv)      Drawbridge Global Macro Fund LP, a Delaware limited partnership;

(xvi)     Drawbridge Global Macro GP LLC, a Delaware limited liability company;

(xvii) Drawbridge Global Macro Advisors LLC, a Delaware limited liability company;

(xviii)   Fortress Investment Fund III Sub LLC, a Delaware limited liability company;

(xix) Fortress Investment Fund III Sub Two LLC, a Delaware limited liability company;

(xx)      Fortress Investment Fund III LP, a Delaware limited partnership;

(xxi) Fortress Investment Fund III (Fund B) Sub LLC, a Delaware limited liability company;

(xxii) Fortress Investment Fund III (Fund B) Sub Two LLC, a Delaware limited liability company;

(xxiii)   Fortress Investment Fund III (Fund B) LP, a Delaware limited partnership;

(xxiv) Fortress Investment Fund III (Fund C) Sub LLC, a Delaware limited liability company

(xxv) Fortress Investment Fund III (Fund C) LP, a Delaware limited partnership;

(xxvi) Fortress Investment Fund III (Fund D) Sub Ltd., a Cayman Islands corporation;

(xxviii) Fortress Investment Fund III (Fund D) L.P., a Cayman Islands partnership;

(xxix) Fortress Investment Fund III (Fund E) Sub Ltd., a Cayman Islands corporation;

(xxx) Fortress Investment Fund III (Fund E) L.P., a Cayman Islands partnership;

(xxxi) Fortress Investment Fund III (Coinvestment Fund A) Sub LLC, a Delaware limited liability company;

(xxxii)   Fortress Investment Fund III (Coinvestment Fund A) LP, a Delaware
limited partnership;

(xxxiii) Fortress Investment Fund III (Coinvestment Fund B) Sub LLC, a Delaware limited liability company;

(xxxiv)   Fortress Investment Fund III (Coinvestment Fund B) LP, a Delaware
limited partnership;

(xxxv) Fortress Investment Fund III (Coinvestment Fund C) Sub LLC, a Delaware limited liability company;

(xxxvi)   Fortress Investment Fund III (Coinvestment Fund C) LP, a Delaware
limited partnership;

(xxxvii) Fortress Investment Fund III (Coinvestment Fund D) Sub Ltd., a Cayman Islands Corporation;

(xxxviii) Fortress Investment Fund III (Coinvestment Fund D) L.P., a Cayman Islands partnership;

(xxxix)   Fortress Fund III GP LLC, a Delaware limited liability company;

xxxix)    Fortress Investment Fund GP (Holdings) LLC, a Delaware limited liability company;

(xxix) Fortress Partners Offshore Securities LLC, a Delaware limited liability company;

(xxx) Fortress Partners Master Fund L.P., a Cayman Islands limited partnership;

(xxxi) Fortress Partners Offshore Master GP LLC, a Delaware limited liability company;

(xxxii)   Fortress Partners Securities LLC, a Delaware limited liability company;

(xxxiii)  Fortress Partners Fund LP, a Delaware limited partnership;

(xxxiv)   Fortress Partners GP LLC, a Delaware limited liability company;

(xxxv)    Fortress Partners Advisors LLC, a Delaware limited liability company;

(xxxvi)   Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company;

(xxxvii)  FIG LLC, a Delaware limited liability company;

(xxxviii) Fortress Operating Entity I LP, a Delaware limited partnership;

(xxxix)   FIG Corp., a Delaware corporation; and

(xl)      Fortress Investment Group LLC, a Delaware limited liability company

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

          (b)    Address of Principal Business Office, or if none, Residence:

          The address of the business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Michael Cohn.

          (c)    Citizenship:

     Each of DBD AC LLC, Drawbridge DSO Securities LLC, DBSO PSP LLC, DBO AYR SP LLC, DBO AC LLC, Drawbridge OSO Securities LLC, Drawbridge Special Opportunities GP LLC, Drawbridge Special Opportunities Advisors LLC, DBGM Associates LLC, FIG Asset Co. LLC, Drawbridge Global Macro Advisors LLC, Drawbridge Global Macro GP LLC, Fortress Investment Fund III Sub LLC, Fortress Investment Fund III Sub Two LLC, Fortress Investment Fund III (Fund B) Sub LLC, Fortress Investment Fund III (Fund B) Sub Two LLC, Fortress Investment Fund III (Fund C) Sub LLC, Fortress Investment Fund III (Coinvestment Fund A) Sub LLC, Fortress Investment Fund III (Coinvestment Fund B) Sub LLC, Fortress Investment Fund III (Coinvestment Fund
C) Sub LLC, Fortress Fund III GP LLC, Fortress Investment Fund GP (Holdings) LLC, Fortress Partners Offshore Securities LLC, Fortress Partners Offshore Master GP LLC, Fortress Partners Securities LLC, Fortress Partners GP LLC, Fortress Partners Advisors LLC, Fortress Principal Investment Holdings IV LLC, FIG LLC, and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of Drawbridge Special Opportunities Fund LP, Principal Holdings I LP, Drawbridge Global Macro Fund LP, Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B), LP Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, Fortress Partners Fund LP, and Fortress Operating Entity I LP is a limited partnership organized under the laws of the State of Delaware. Each of Drawbridge Special Opportunities Fund Ltd., Drawbridge Global Macro Master Fund Ltd. and Drawbridge Global Macro Fund Ltd., Fortress Investment Fund III (Fund D) Sub Ltd., Fortress Investment Fund III (Fund E) Sub Ltd., and Fortress Investment Fund III (Coinvestment Fund D) Sub Ltd. is a corporation organized under the laws of the Cayman Islands. Each of Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment Fund D) L.P., Fortress Partners Master Fund L.P. and Drawbridge Global Macro Intermediate Fund LP is a limited partnership organized under the laws of the Cayman Islands. FIG Corp. is a corporation organized under the laws of the State of Delaware.

          (d)    Title of Class of Securities:

          Common Shares, par value $0.01 per share (the "Common Shares")

          (e)    CUSIP Number:

          G0129K104

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)    [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                 78c).

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

          (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

          (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

          (j)    [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

The percentages used in this Item 4 are calculated based upon 79,471,068 outstanding shares of common shares as of October 29, 2010 as reported by Aircastle Limited in its Form 10-Q that was filed with the U.S. Securities and Exchange Commission on November 5, 2010

          A.  DBD AC LLC

          (a) Amount beneficially owned: 0
          (b) Percent of class: 0
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 0

          B.  Drawbridge DSO Securities LLC

          (a) Amount beneficially owned: 0
          (b) Percent of class: 0
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 0


          C.  Drawbridge Special Opportunities Fund LP

          (a) Amount beneficially owned: 0
          (b) Percent of class: 0
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 0


          D.  Drawbridge Special Opportunities GP LLC

          (a) Amount beneficially owned: 0
          (b) Percent of class: 0
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 0


          E.  DBO AC LLC

          (a) Amount beneficially owned: 0
          (b) Percent of class: 0
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 0


          F.  Drawbridge OSO Securities LLC

          (a) Amount beneficially owned: 0
          (b) Percent of class: 0
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 0


          G.  Drawbridge Special Opportunities Fund Ltd.

          (a) Amount beneficially owned: 0
          (b) Percent of class: 0

          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 0


          H.  Drawbridge Special Opportunities Advisors LLC

          (a) Amount beneficially owned: 0
          (b) Percent of class: 0
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 0


          I.  Drawbridge Global Macro Master Fund Ltd.

          (a) Amount beneficially owned: 0
          (b) Percent of class: 0
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 0


          J.  Drawbridge Global Macro Intermediate Fund LP

          (a) Amount beneficially owned: 0
          (b) Percent of class: 0
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 0


          K.  DBGM Associates LLC

          (a) Amount beneficially owned: 0
          (b) Percent of class: 0
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 0


          L.  Principal Holdings I LP

          (a) Amount beneficially owned: 0
          (b) Percent of class: 0
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 0


          M.  FIG Asset Co. LLC

          (a) Amount beneficially owned: 0
          (b) Percent of class: 0
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 0


          N.  Drawbridge Global Macro Fund Ltd.

          (a) Amount beneficially owned: 0
          (b) Percent of class: 0
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 0


          O.  Drawbridge Global Macro Fund LP

          (a) Amount beneficially owned: 0
          (b) Percent of class: 0
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 0


          P.  Drawbridge Global Macro GP LLC

          (a) Amount beneficially owned: 0
          (b) Percent of class: 0
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 0


          Q.  Drawbridge Global Macro Advisors LLC

          (a) Amount beneficially owned: 0
          (b) Percent of class: 0
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 0


          R.  Fortress Investment Fund III Sub LLC

          (a) Amount beneficially owned: 3,664,581
          (b) Percent of class: 4.61%
          (c) (i) Sole power to vote or direct the vote: 3,664,581
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 3,664,581

              (iv) Shared power to dispose or direct the disposition: 0


          S.  Fortress Investment Fund III Sub Two LLC

          (a) Amount beneficially owned: 3,664,581
          (b) Percent of class: 4.61%
          (c) (i) Sole power to vote or direct the vote: 3,664,581
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 3,664,581
              (iv) Shared power to dispose or direct the disposition: 0


          T.  Fortress Investment Fund III LP

          (a) Amount beneficially owned:  7,329,161
          (b) Percent of class: 9.22%
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 7,329,161
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 7,329,161


          U.  Fortress Investment Fund III (Fund B) Sub LLC

          (a) Amount beneficially owned: 3,133,279
          (b) Percent of class: 3.94%
          (c) (i) Sole power to vote or direct the vote: 3,133,279
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 3,133,279
              (iv) Shared power to dispose or direct the disposition: 0


          V.  Fortress Investment Fund III (Fund B) Sub Two LLC

          (a) Amount beneficially owned: 3,133,279
          (b) Percent of class: 3.94%
          (c) (i) Sole power to vote or direct the vote: 3,133,279
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 3,133,279
              (iv) Shared power to dispose or direct the disposition: 0


          W.  Fortress Investment Fund III (Fund B) LP

          (a) Amount beneficially owned:  6,266,558
          (b) Percent of class: 7.89%
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote:   6,266,558
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 6,266,558


          X.  Fortress Investment Fund III (Fund C) Sub LLC

          (a) Amount beneficially owned:  1,310,392
          (b) Percent of class: 1.65%

          (c) (i) Sole power to vote or direct the vote: 1,310,392
              (ii) Shared power to vote or direct the vote:  0
              (iii) Sole power to dispose or direct the disposition: 1,310,392
              (iv) Shared power to dispose or direct the disposition:  0


          Y.  Fortress Investment Fund III (Fund C) LP

          (a) Amount beneficially owned:  1,310,392
          (b) Percent of class: 1.65%
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote:  1,310,392
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 1,310,392


          Z.  Fortress Investment Fund III (Fund D) Sub Ltd.

          (a) Amount beneficially owned:  3,007,625
          (b) Percent of class: 3.78%
          (c) (i) Sole power to vote or direct the vote: 3,007,625
              (ii) Shared power to vote or direct the vote:  0
              (iii) Sole power to dispose or direct the disposition: 3,007,625
              (iv) Shared power to dispose or direct the disposition:  0


          AA.  Fortress Investment Fund III (Fund D) L.P.

          (a) Amount beneficially owned:  3,007,625
          (b) Percent of class: 3.78%
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote:  3,007,625
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 3,007,625


          BB.  Fortress Investment Fund III (Fund E) Sub Ltd.

          (a) Amount beneficially owned:  211,265
          (b) Percent of class: Less than 1%
          (c) (i) Sole power to vote or direct the vote: 211,265
              (ii) Shared power to vote or direct the vote:  0
              (iii) Sole power to dispose or direct the disposition: 211,265
              (iv) Shared power to dispose or direct the disposition:  0


          CC.  Fortress Investment Fund III (Fund E) L.P.

          (a) Amount beneficially owned:  211,265
          (b) Percent of class: Less than 1%
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 211,265
              (iii) Sole power to dispose or direct the disposition:
              (iv) Shared power to dispose or direct the disposition: 211,265


          DD.  Fortress Investment Fund III (Coinvestment Fund A) Sub LLC

          (a) Amount beneficially owned: 616,255
          (b) Percent of class: Less than 1%
          (c) (i) Sole power to vote or direct the vote: 616,255
              (ii) Shared power to vote or direct the vote:  0
              (iii) Sole power to dispose or direct the disposition: 616,255
              (iv) Shared power to dispose or direct the disposition:  0


          EE.  Fortress Investment Fund III (Coinvestment Fund A) L.P.

          (a) Amount beneficially owned: 616,255
          (b) Percent of class: Less than 1%
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 616,255
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 616,255


          FF.  Fortress Investment Fund III (Coinvestment Fund B) Sub LLC

          (a) Amount beneficially owned: 1,210,715
          (b) Percent of class: 1.52%
          (c) (i) Sole power to vote or direct the vote: 1,210,715
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 1,210,715
              (iv) Shared power to dispose or direct the disposition:  0


          GG.  Fortress Investment Fund III (Coinvestment Fund B) L.P.

          (a) Amount beneficially owned: 1,210,715
          (b) Percent of class: 1.52%
          (c) (i) Sole power to vote or direct the vote:0
              (ii) Shared power to vote or direct the vote: 1,210,715
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition:  0


          HH.  Fortress Investment Fund III (Coinvestment Fund C) Sub LLC

          (a) Amount beneficially owned: 311,825
          (b) Percent of class: Less than 1%
          (c) (i) Sole power to vote or direct the vote: 311,825
              (ii) Shared power to vote or direct the vote:  0
              (iii) Sole power to dispose or direct the disposition: 311,825
              (iv) Shared power to dispose or direct the disposition:  0


          II.  Fortress Investment Fund III (Coinvestment Fund C) L.P.

          (a) Amount beneficially owned: 311,825
          (b) Percent of class: Less than 1%
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 311,825
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 311,825

          JJ.  Fortress Investment Fund III (Coinvestment Fund D) Sub Ltd.

          (a) Amount beneficially owned: 1,486,206
          (b) Percent of class: 1.87%
          (c) (i) Sole power to vote or direct the vote: 1,486,206
              (ii) Shared power to vote or direct the vote:  0
              (iii) Sole power to dispose or direct the disposition: 1,486,206
              (iv) Shared power to dispose or direct the disposition:  0


          KK.  Fortress Investment Fund III (Coinvestment Fund D) L.P.

          (a) Amount beneficially owned: 1,486,206
          (b) Percent of class: 1.87%
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 1,486,206
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 1,486,206


          LL.  Fortress Fund III GP LLC

          (a) Amount beneficially owned: 21,750,002
          (b) Percent of class: 27.37%
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 21,750,002
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition:
                   21,750,002


          MM.  Fortress Investment Fund GP (Holdings) LLC

          (a) Amount beneficially owned: 21,750,002
          (b) Percent of class: 27.37%
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 21,750,002
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition:
                   21,750,002


          NN.  Fortress Partners Offshore Securities LLC

          (a) Amount beneficially owned: 50,875
          (b) Percent of class: Less than 1%
          (c) (i) Sole power to vote or direct the vote: 50,875
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 50,875
              (iv) Shared power to dispose or direct the disposition:  0


          OO.  Fortress Partners Master Fund L.P.

          (a) Amount beneficially owned: 50,875
          (b) Percent of class: Less than 1%
          (c) (i) Sole power to vote or direct the vote: 0

              (ii) Shared power to vote or direct the vote: 50,875
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 50,875


          PP.  Fortress Partners Offshore Master GP LLC

          (a) Amount beneficially owned: 50,875
          (b) Percent of class: Less than 1%
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 50,875
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 50,875


          QQ.  Fortress Partners Securities LLC

          (a) Amount beneficially owned:  235,000
          (b) Percent of class: Less than 1%
          (c) (i) Sole power to vote or direct the vote: 235,000
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 235,000
              (iv) Shared power to dispose or direct the disposition:  0


          RR.  Fortress Partners Fund LP

          (a) Amount beneficially owned: 235,000
          (b) Percent of class: Less than 1%
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 235,000
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 235,000


          SS.  Fortress Partners GP LLC

          (a) Amount beneficially owned: 235,000
          (b) Percent of class: Less than 1%
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 235,000
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 235,000


          TT.  Fortress Partners Advisors LLC

          (a) Amount beneficially owned: 285,875
          (b) Percent of class: Less than 1%
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 285,875
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 285,875


          UU.  Fortress Principal Investment Holdings IV LLC

          (a) Amount beneficially owned: 285,875
          (b) Percent of class: Less than 1%
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 285,875
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 285,875


          VV.  FIG LLC

          (a) Amount beneficially owned: 22,035,877
          (b) Percent of class: 27.73%
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 22,035,877
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition:
                   22,035,877


          WW.  Fortress Operating Entity I LP

          (a) Amount beneficially owned: 22,035,877
          (b) Percent of class: 27.73%
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 22,035,877
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition:
                   22,035,877


          XX.  Fortress Operating Entity II LP

          (a) Amount beneficially owned: 0
          (b) Percent of class: 0
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 0


          YY.  FIG Corp.

          (a) Amount beneficially owned: 22,035,877
          (b) Percent of class: 27.73%
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 22,035,877
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition:
                   22,035,877


          ZZ.  Fortress Investment Group LLC

          (a) Amount beneficially owned: 22,035,877
          (b) Percent of class: 27.73%
          (c) (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 22,035,877
              (iii) Sole power to dispose or direct the disposition: 0

              (iv) Shared power to dispose or direct the disposition:
                   22,035,877


Item 5.    Ownership of Five Percent or Less of a Class.

           Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

           Not applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

Item 10.   Certification.

           Not applicable.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      DBD AC LLC

                                      By: /s/ Glenn Cummins
                                      --------------------------------
                                      Name: Glenn Cummins
                                      Title: Chief Financial Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      DRAWBRIDGE DSO SECURITIES LLC

                                      By: /s/ Glenn Cummins
                                      --------------------------------
                                      Name: Glenn Cummins
                                      Title: Chief Financial Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      DRAWBRIDGE SPECIAL OPPORTUNITIES FUND
                                      LP

                                      By:  DRAWBRIDGE SPECIAL OPPORTUNITIES
                                           GP LLC its general partner

                                      By: /s/ Glenn Cummins
                                      --------------------------------
                                      Name: Glenn Cummins
                                      Title: Chief Financial Officer

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

                                      By: /s/ Glenn Cummins
                                      --------------------------------
                                      Name: Glenn Cummins
                                      Title: Chief Financial Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      DBO AC LLC

                                      By: /s/ Glenn Cummins
                                      --------------------------------
                                      Name: Glenn Cummins
                                      Title: Chief Financial Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      DRAWBRIDGE OSO SECURITIES LLC

                                      By: /s/ Glenn Cummins
                                      --------------------------------
                                      Name: Glenn Cummins
                                      Title: Chief Financial Officer

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LTD.

                                      By: /s/ Glenn Cummins
                                      --------------------------------
                                      Name: Glenn Cummins
                                      Title: Chief Financial Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      DRAWBRIDGE SPECIAL OPPORTUNITIES
                                      ADVISORS LLC

                                      By: /s/ Glenn Cummins
                                      --------------------------------
                                      Name: Glenn Cummins
                                      Title: Chief Financial Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      DRAWBRIDGE GLOBAL MACRO MASTER FUND
                                      LTD.

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      DRAWBRIDGE GLOBAL MACRO INTERMEDIATE
                                      FUND LP

                                      By: DBGM ASSOCIATES LLC
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      DBGM ASSOCIATES LLC

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      PRINCIPAL HOLDINGS I LP

                                      By: FIG Asset Co. LLC, its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FIG ASSET CO. LLC

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      DRAWBRIDGE GLOBAL MACRO FUND LTD.

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      DRAWBRIDGE GLOBAL MACRO FUND LP

                                      By: DRAWBRIDGE GLOBAL MACRO FUND GP LLC,
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      DRAWBRIDGE GLOBAL MACRO GP LLC

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      DRAWBRIDGE GLOBAL MACRO ADVISORS LLC

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FORTRESS INVESTMENT FUND III LP

                                      By:  FORTRESS FUND III GP LLC
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FORTRESS INVESTMENT FUND III (FUND B) LP

                                      By:  FORTRESS FUND III GP LLC
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FORTRESS INVESTMENT FUND III (FUND C) LP

                                      By:  FORTRESS FUND III GP LLC
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      FORTRESS INVESTMENT FUND III (FUND D) LP

                                      By:  FORTRESS FUND III GP LLC
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
..

Dated: February 14, 2011

                                      FORTRESS INVESTMENT FUND III (FUND E) LP

                                      By:  FORTRESS FUND III GP LLC
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FORTRESS INVESTMENT FUND III
                                      (COINVESTMENT FUND A) LP

                                      By:  FORTRESS FUND III GP LLC
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FORTRESS INVESTMENT FUND III
                                      (COINVESTMENT FUND B) LP

                                      By:  FORTRESS FUND III GP LLC
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FORTRESS INVESTMENT FUND III
                                      (COINVESTMENT FUND C) LP

                                      By:  FORTRESS FUND III GP LLC
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FORTRESS INVESTMENT FUND III
                                      (COINVESTMENT FUND D) L.P.

                                      By:  FORTRESS FUND III GP LLC
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FORTRESS FUND III GP LLC

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FORTRESS INVESTMENT FUND GP
                                      (HOLDINGS) LLC

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FORTRESS PARTNERS OFFSHORE SECURITIES LLC

                                      By: /s/ Glenn Cummins
                                      -------------------------------
                                      Name:  Glenn Cummins
                                      Title: Chief Financial Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FORTRESS PARTNERS MASTER FUND L.P.

                                      By:  FORTRESS PARTNERS OFFSHORE MASTER
                                      GP LLC, its general partner

                                      By: /s/ Glenn Cummins
                                      --------------------------------
                                      Name:  Glenn Cummins
                                      Title: Chief Financial Officer

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FORTRESS PARTNERS OFFSHORE MASTER GP LLC

                                      By: /s/ Glenn Cummins
                                      -------------------------------
                                      Name:  Glenn Cummins
                                      Title: Chief Financial Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FORTRESS PARTNERS SECURITIES LLC

                                      By: /s/ Glenn Cummins
                                      -------------------------------
                                      Name:  Glenn Cummins
                                      Title: Chief Financial Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FORTRESS PARTNERS FUND LP

                                      By:  FORTRESS PARTNERS GP LLC
                                      its general partner

                                      By: /s/ Glenn Cummins
                                      -------------------------------
                                      Name:  Glenn Cummins
                                      Title: Chief Financial Officer

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FORTRESS PARTNERS GP LLC

                                      By: /s/ Glenn Cummins
                                      --------------------------------
                                      Name:  Glenn Cummins
                                      Title: Chief Financial Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FORTRESS PARTNERS ADVISORS LLC

                                      By: /s/ Glenn Cummins
                                      -------------------------------
                                      Name:  Glenn Cummins
                                      Title: Chief Financial Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FORTRESS PRINCIPAL INVESTMENT
                                      HOLDINGS IV LLC

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FIG LLC

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FORTRESS OPERATING ENTITY I LP

                                      By:  FIG CORP.
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FIG CORP.

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      FORTRESS INVESTMENT GROUP LLC

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      Fortress Investment Fund III Sub LLC

                                      By: FORTRESS INVESTMENT FUND III LP,
                                      its sole member

                                      By:  FORTRESS FUND III GP LLC,
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      Fortress Investment Fund III Sub Two LLC

                                      By: FORTRESS INVESTMENT FUND III LP,
                                      its sole member

                                      By:  FORTRESS FUND III GP LLC,
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      Fortress Investment Fund III (Fund B)
                                      Sub LLC

                                      By: FORTRESS INVESTMENT FUND III
                                      (Fund B) LP, its sole member

                                      By:  FORTRESS FUND III GP LLC,
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      Fortress Investment Fund III (Fund B)
                                      Sub Two LLC

                                      By: FORTRESS INVESTMENT FUND III
                                      (Fund B) LP, its sole member

                                      By:  FORTRESS FUND III GP LLC,
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      Fortress Investment Fund III (Fund C)
                                      Sub LLC

                                      By: FORTRESS INVESTMENT FUND III
                                      (Fund C) LP,  its sole member

                                      By:  FORTRESS FUND III GP LLC,
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      Fortress Investment Fund III (Fund D)
                                      Sub Ltd.

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      Fortress Investment Fund III (Fund E)
                                      Sub Ltd.

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      Fortress Investment Fund III
                                      (Coinvestment Fund A) Sub LLC

                                      By: FORTRESS INVESTMENT FUND III
                                      (Coinvestment Fund A) LP, its sole member

                                      By:  FORTRESS FUND III GP LLC,
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      Fortress Investment Fund III
                                      (Coinvestment Fund B) Sub LLC

                                      By: FORTRESS INVESTMENT FUND III
                                      (Coinvestment Fund B) LP, its sole member

                                      By:  FORTRESS FUND III GP LLC,
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      Fortress Investment Fund III
                                      (Coinvestment Fund C) Sub LLC

                                      By: FORTRESS INVESTMENT FUND III
                                      (Coinvestment Fund C) LP, its sole member

                                      By:  FORTRESS FUND III GP LLC,
                                      its general partner

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

                                      Fortress Investment Fund III
                                      (Coinvestment Fund D) Sub Ltd

                                      By: /s/ Michael Cohn
                                      --------------------------------
                                      Name:  Michael Cohn
                                      Title: Chief Compliance Officer